[Letterhead of CBRL Group, Inc.]

                                Contact:  Lawrence E. White
                                          Senior Vice President -- Finance
                                          and Chief Financial Officer
                                          CBRL Group, Inc.

   CBRL GROUP, INC. ANNOUNCES RESIGNATION OF RICHARD K. ARRAS AS PRESIDENT AND ELECTION OF DONALD M. TURNER AS CHIEF OPERATIONS OFFICER OF CRACKER
                        BARREL OLD COUNTRY STORE, INC.

LEBANON,Tenn. (November 30, 1999) -- Dan W. Evins, Chairman of the Board and Chief Executive Officer of CBRL Group, Inc. (Nasdaq/NM:CBRL), today announced that Richard K. Arras has resigned from his positions as President and Chief Operating Officer of the Cracker Barrel Old Country Store, Inc. subsidiary, to pursue other interests. Mr. Evins stated that Donald M. Turner (52) has been elected to the positions of Executive Vice President and Chief Operations Officer of Cracker Barrel Old Country Store, Inc. Mr. Turner was previously with Cracker Barrel Old Country Store, Inc. for 18 years before taking early retirement in 1993. During his 10 years as Senior Vice President and Chief Operations Officer, the Company generated consistent and substantial growth in revenue and profits. Mr. Turner will report to Michael A. Woodhouse, Executive Vice President and Chief Operating Officer of CBRL Group, Inc., who will assume the additional position of Chief Operating Officer of Cracker Barrel Old Country Store, Inc.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. currently operates 414 Cracker Barrel Old Country Store(R) units located in 39 states, 60 company-owned and six franchised Logan's Roadhouse(R) restaurants located in 15 states,and two Carmine Giardini's Gourmet Markets located in Florida.

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